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                                                      OMB APPROVAL
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------                                            OMB Number: 3235-0362
FORM 5                                         Expires:  September 30, 1998
------                                          Estimated average burden
                                               hours per response .... 1.0
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Zasloff       Michael          A.             Magainin Pharmaceuticals Inc. - MAGN          Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
 c/o Magainin Pharmaceuticals Inc.                Person (Voluntary)           12/96            ----        title ---       below)
     5110 Campus Drive                                                    -------------------               below)
-------------------------------------------                                                                 Vice Chairman and
                 (Street)                                                                                   Executive V.P.
                                                                          5. If Amendment,    7. Individual or Vice Chairman and
                                                                             Date of Original    Executive V.P. Joint/Group
                                                                             (Month/Year)        Reporting
 Plymouth Meeting,    PA             19462                                                       (Check applicable line)
-------------------------------------------                                                       X  Form Filed by One Reporting
  (City)           (State)           (Zip)                                                       ----  Person
                                                                                                     Form Filed by More than One
                                                                                                 ----  Reporting Person*
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                                               TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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                                                                                                                              (Over)

*If the form is filed by more than one reporting person,                       (Print or Type Responses)             SEC 2270 (7/96)
 see Instruction 4(b)(v).

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount    8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying          of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities             Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)       ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                            Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                  ity
                             Security                            and 5)                                                  (Instr. 5)
                                                                               -------------------------------------
                                                                               Date     Expira-                 Amount or
                                                               --------------- Exer-    tion      Title         Number of
                                                                (A)     (D)    cisable  Date                    Shares
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Option to buy             $10.50        6/28/96      A           40,000       6/28/97+  6/28/2006 Common Stock  40,000    0
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Option to buy             $10.50        6/28/96      A           55,000       6/28/97++ 6/28/2006 Common Stock  55,000    0
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (l)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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                                40,000                   D
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                                55,000                   D
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Explanation of Responses:

 +Options exercisable at the rate of 25% of such option on each of the first four anniversary dates of the date of grant, which was June 28, 1996.

++Options exercisable at the rate of 20% of such option on each of the first five anniversary dates of the date of grant, which was June 28, 1996.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Michael A. Zasloff          2/13/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 2270 (7/96)
